Exhibit 8.1

November 7, 2013

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $1,689,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a Domestic ETF Basket due May 7, 2020 as described in the Company’s Pricing Supplement No. 373 dated October 31, 2013 (“Pricing Supplement 373”) to Product Supplement No. 7 dated September 10, 2012, the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 373.

We hereby consent to the reference to us under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 373 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP